MANAGEMENT FEE WAIVER AGREEMENT

     THIS AGREEMENT, dated as of August 25, 2008, between Hartford Series Fund, Inc. (the “Company”) on behalf of Global Equity HLS Fund (the “Fund”) and HL Investment Advisors, LLC (the “Adviser”).

     WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Management Agreement between the Company, on behalf of the Fund, and the Adviser; and

     WHEREAS, the Company and the Adviser desire to enter into the arrangements described herein relating to the management fee of the Fund;

     NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

     1.     The Adviser hereby agrees to waive 0.10% of the Fund’s management fee until May 1, 2010.

     2.     The waiver described in Section 1 above is not subject to recoupment by the Adviser.

     3.     The Adviser understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD SERIES FUND, INC.

By:	/s/Tamara L. Fagely
Tamara L. Fagely
Title:	Vice President, Controller and Treasurer

HL INVESTMENT ADVISORS, LLC

By:	/s/Robert Arena
Robert Arena
Title:	Manager and Senior Vice President